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                                                                    EXHIBIT 10.O

                         WHOLESOME & HEARTY FOODS, INC.

                            1997 EXECUTIVE BONUS PLAN


INTENT

Wholesome & Hearty Foods, Inc. recognizes the contributions made by the company's senior management team and wishes to recognize and reward these contributions through implementation of a 1997 Executive Bonus Plan ("Plan"). The Plan is tied to the company's overall annual operating performance for 1997 with Plan payouts based on achievement of key performance targets as established by the Board of Directors and included in the annual operating plan. The Plan will be divided into specific operating segments as follows: retail segment; food service segment; overall business; and chief executive officer. Payouts will be determined as appropriate by each segment's achievement of identified key performance targets.

BONUS CALCULATIONS

Bonus calculations under the Plan will be based on meeting targets in three key performance areas: revenue growth, operating income and share price. These targets and associated bonus payouts are summarized in EXHIBIT A. The first bonus target is tied to company revenue growth and is split between retail managers, food service managers and overall corporate managers (see EXHIBIT A). Based on the targets identified in EXHIBIT A, bonus amounts are adjusted per the sliding scale included in EXHIBIT B. Bonus levels as determined by achievement of revenue growth targets are then modified based on operating income performance (see EXHIBIT A). Finally, for any bonus payment to occur, the company's share price at 12/31/97 must be no lower than the price at 12/31/96 (see EXHIBIT A).

SERVICE & ELIGIBILITY

All managers identified as senior-level executives and who are actively employed by the company at the end of the Plan year will be eligible for participation in the program. For those qualifying participants that join the company during the plan year, the bonus payout will be prorated for number of months actually employed during the plan year.

VESTING

Each Plan year is fully vested at the end of the Plan year. However, as identified in EXHIBIT A, if an operating loss occurs during the fiscal year, one-half of such bonus will be deferred until two consecutive profitable fiscal quarters are achieved in fiscal year 1998.


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All participant payments will be made as soon as possible after the end of the
Plan year, when full results can be determined and all administration completed.

PAYMENT

Each participant will be paid their annual plan value in a lump sum amount. Executive bonus amounts are not considered a form of base pay for determining any company benefits or other conditions.

ADMINISTRATION

The Wholesome & Hearty Foods, Inc. 1997 Executive Bonus Plan will be administered by the Human Resources Department. The Plan year will be the normal company fiscal period. Once performance targets have been set, they will not be revised unless there is a significant event that management and the Board of Directors believes must be recognized.


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